FINANCING AGREEMENT




                       The CIT Group/Business Credit, Inc.

                                (as Lender)


                                    And


                           Noodle Kidoodle, Inc.

                               (as Borrower)


                            Dated: June 27, 1997




























                             TABLE OF CONTENTS


                                                            Page

SECTION  1.  Definitions                                     	3

SECTION  2.  Conditions Precedent                           	10

SECTION  3.  Revolving Loans                                	12

SECTION  4.  Letters of Credit                              	15

SECTION  5.  Collateral                                     	18

SECTION  6.  Representations, Warranties and Covenants      	20

SECTION  7.  Interest, Fees and Expenses                    	25

SECTION  8.  Powers                                         	28

SECTION  9.  Events of Default and Remedies                 	28

SECTION 10.  Termination                                    	31

SECTION 11.  Miscellaneous                                  	31


EXHIBIT
     Exhibit A - Form of Credit Card Letters

SCHEDULES
     Schedule 1 - Existing Liens
     Schedule 2 - Collateral Locations and Chief Executive Office

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation,
(hereinafter "CITBC") with offices located at 1211 Avenue of the Americas, New York, NY 10036, is pleased to confirm the terms and conditions under which CITBC shall make revolving loans and other financial accommodations to Noodle Kidoodle, Inc., a Delaware corporation (herein the "Company"), with a principal place of business at 6801 Jericho Turnpike, Syosset, NY 11791.

SECTION 1.  Definitions

Accounts shall mean all of the Company's now existing and future: (a) accounts (as defined in the U.C.C.) and any and all other receivables (whether or not specifically listed on schedules furnished to CITBC) (including but not limited to any and all rights to payments under bank and non-bank credit cards), including, without limitation, all accounts created by or arising from all of the Company's sales of Inventory to its customers, and all accounts arising from such sales made under any of the Company's trade names or styles, or through any of the Company's divisions;
(b) any and all instruments (as defined in the U.C.C.), documents (as defined in the U.C.C.), contract rights (as defined in the U.C.C.) , general intangibles (as defined in the U.C.C.) and chattel paper (as defined in the U.C.C.) which are created by or arise from the sale of Inventory; (c) unpaid seller's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (e) reserves and credit balances arising hereunder; (f) guarantees or collateral for any of the foregoing; (g) insurance policies or rights relating to any of the foregoing; and (h) cash and non-cash proceeds of any and all the foregoing.

Anniversary Date shall mean the date occurring three (3) years from the date hereof and the same date in every year thereafter.

Availability shall mean at any time the excess of a) Eligible Inventory multiplied by the Inventory Advance Percentage over (b) the sum of x) the outstanding aggregate amount of all Obligations, including without limitation, all Obligations with respect to Revolving Loans and Letters of Credit of the Company and y) the Availability Reserve.

Availability Reserve shall mean the sum of (a) two (2) months rental payments on all of the Company's leased premises for which the Company has not delivered to CITBC a landlord's waiver (in form and substance satisfactory to CITBC in the exercise of its reasonable business judgment), provided that such amount shall be increased or decreased from time to time hereafter upon (i) delivery to CITBC of any such acceptable waiver, (ii) the opening or closing of a Collateral location and/or (iii) any change in rental payment, (b) at CITBC's option, the amount of all sales taxes collected by the Company and not yet remitted to the authority to which such taxes are owed and (c) such other reserves as CITBC deems necessary in its reasonable judgment.

Business Day shall mean any day that CITBC is open for business in New York, New York, which is not (i) a Saturday, Sunday or legal holiday in the state of New York or (ii) a day on which banking institution chartered by the state of New York or the United States are legally required to close.

Chase Bank Rate shall mean the rate of interest per annum announced by Chase Manhattan Bank, N.A. from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by Chase Manhattan Bank, N.A. to its borrowers).

Closing Date shall mean the date of execution of this Financing Agreement.

Collateral shall mean all present and future Accounts, Inventory, Documents of Title, and Other Collateral of the Company.

Collateral Management Fee shall mean the sum which shall be paid to CITBC in accordance with Section 7, Paragraph 7 hereof to offset the expenses and costs of CITBC in connection with record keeping, periodic examinations, analyzing and evaluating the Collateral.

Consolidated Balance Sheet shall mean a consolidated balance sheet for the Company and its consolidated subsidiaries (if any) eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company, and its subsidiaries (if any) of each showing all eliminations of inter-company transactions and prepared in accordance with GAAP and including a balance sheet for the Company exclusively.

Credit Card Letters shall mean those letters by and among the Company, CITBC and each remitter with respect to credit card receipts, in the form annexed hereto as Exhibit A.

Customarily Permitted Liens shall mean

     (a) liens of local or state authorities for franchise or other like taxes provided the aggregate amounts of such liens shall not exceed $100,000.00 at any one time;

     (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

     (c) deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; and

     (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate and which in the aggregate (x) do not materially interfere with the occupation, use or enjoyment by the Company in its business of the property so encumbered and (y) in the reasonable business judgment of CITBC do not materially and adversely affect the value of such Real Estate.

Default shall mean any event specified in Section 9 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum equal to the sum of: a) two percent (2%) and b) the applicable contract rate of interest based upon the applicable increment over the Chase Bank Rate as determined under Section 7 hereof, which CITBC shall be entitled to charge the Company on all Obligations due CITBC by the Company to the extent provided in Section 9, Paragraph 2 of this Financing Agreement.

Depository Accounts shall have the meaning specified in Section 3, Paragraph 4 hereof.

Documentation Fee shall mean i) the sum included in the initial Collateral Management Fee which is intended to compensate CITBC for the use of CITBC's in-house Legal Department and facilities in documenting, in whole or in part, the initial transaction solely on behalf of CITBC, exclusive of Out-of-Pocket Expenses, and ii) CITBC's standard fees relating to any and all future modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all present and future documents (as defined in the U.C.C.) including, without limitation all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Early Termination Date shall mean the date on which the Company terminates this Financing Agreement or the Line of Credit pursuant to Section 10 hereof which date is prior to an Anniversary Date.

Early Termination Fee shall: i) mean the fee CITBC is entitled to charge the Company in the event the Company terminates the Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and ii) be equal to (x) one percent (1%) of the Line of Credit if the Early Termination Date occurs prior to one (1) year after the Closing Date, (y) one-half of one percent (1/2 of 1%) if the Early Termination Date occurs on or after one (1) year after the Closing Date but prior to two (2) years after the Closing Date and (z) zero percent (0%) if the Early Termination Date occurs on or after two (2) years after the Closing Date.

Eligible Inventory shall mean the gross amount of the Company's Inventory that is subject to a valid, first priority and fully perfected security interest in favor of CITBC and which conform to the warranties contained herein and which at all times continue to be acceptable to CITBC in the exercise of its reasonable business judgment less any work-in-process, supplies (other than raw material), (subject to the last sentence hereof) goods not present in the United States of America, goods returned or rejected by the Company's customers other than goods that are undamaged and resalable in the normal course of business, goods to be returned to the Company's suppliers, goods in transit to third parties (other than the Company's agents or warehouses), Inventory in possession of a warehouseman, bailee or other third party unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance reasonably satisfactory to CITBC) and CITBC has taken all other action required to perfect its security interest in such Inventory, and less any reserves required by CITBC in its reasonable discretion for the following:
(a) market value declines; (b) bill and hold (deferred shipment) or consignment sales; (c) markdowns; (d) shrinkage; (e) Inventory which is not located at a Company's retail store locations or warehouses; (f) customer lay-a-ways; (g) demonstration open stock or display items; (h) damaged or defective Inventory; (i) slow-moving Inventory; (j) Inventory at outlet locations; (k) outstanding gift certificates for purchases of Inventory in excess of $200,000 in the aggregate (based upon Inventory valued at cost) and (l) any other reserves required by CITBC in the exercise of its reasonable business judgement. Notwithstanding the foregoing, Eligible Inventory shall include Inventory in transit to the United States (whether or not present in the United States) under Letters of Credit opened with CITBC's assistance hereunder, provided such Inventory (x) is covered by insurance satisfactory to CITBC and (y) is otherwise deemed eligible by CITBC in accordance with, and subject to, the foregoing definition of Eligible Inventory.

Equipment shall mean all present and hereafter acquired equipment (as defined in the U.C.C.) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.


Event(s) of Default shall have the meaning provided for in Section 9 of this Financing Agreement.


GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise) or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Inventory shall mean all of the Company's present and hereafter acquired inventory (as defined in the U.C.C.) including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production- from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

Inventory Advance Percentage shall mean sixty-five percent (65%).

Issuing Bank shall mean the bank issuing Letters of Credit for the Company.

Letters of Credit shall mean all letters of credit issued with the assistance of CITBC by the Issuing Bank for or on behalf of the Company.

Letter of Credit Guaranty shall mean the guaranty delivered by CITBC to the Issuing Bank of the Company's reimbursement obligation under the Issuing Bank's Reimbursement Agreement, Application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee CITBC may charge the Company under Section 7, Paragraph 3 of this Financing Agreement for: i) issuing the Letter of Credit Guaranty or ii) otherwise aiding the Company in obtaining Letters of Credit.

Letter of Credit Sub-Line shall mean $5,000,000 in the aggregate.

Libor shall mean at any time of determination, and subject to availability, for each interest period the higher of the applicable London Interbank Offered rate paid in London on dollar deposits from other banks as (x) quoted by Chase Manhattan Bank, N.A., (y) published under "Money Rates" in the New York City edition of the Wall Street Journal or if there is no such publication or statement therein as to Libor then in any publication used in the New York City financial community or (z) determined by CITBC based upon information presented on Telerate Systems at Page 3750 as of 11:00 a.m. (London Time).

Libor Loan shall mean those Revolving Loans for which the Company has elected to use Libor for interest rate computations.

Libor Period shall mean the Libor for one month, two month, three month or six month U.S. dollar deposits, as selected by the Company.

Line of Credit shall mean the commitment of CITBC to make Revolving Loans pursuant to Section 3 of this Financing Agreement and to assist the Company in opening Letters of Credit pursuant to Section 4 of this Financing Agreement, in the aggregate amount equal to $15,000,000.

Line of Credit Fee shall: i) mean the fee due CITBC at the end of each month for the Line of Credit, and ii) be determined by multiplying the difference between (a) the Line of Credit and (b) the sum of (x) the average daily balance of Revolving Loans of the Company plus (y) the average daily balance of Letters of Credit for said month by three eighths of one percent (3/8 of 1%) per annum for the number of days in said month.

Obligations shall mean all loans and advances made or to be made hereunder by CITBC to the Company or to others for the Company's account pursuant to the instructions of the Company or otherwise in accordance with the provisions of this Financing Agreement (including, without limitation, all Revolving Loans and Letters of Credit); any and all Indebtedness and obligations which may at any time be owing by the Company to CITBC howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; whether secured by pledge, lien upon or security interest in any of the Company's assets or property or the assets or property of any other person, firm, entity or corporation; whether such Indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to CITBC for such Indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include Indebtedness owing to CITBC by the Company under this Financing Agreement or under any other agreement or arrangement now or hereafter entered into between the Company and CITBC; Indebtedness or obligations incurred by, or imposed on, CITBC as a result of environmental claims (other than as a result of actions of CITBC) arising out of the Company's operation, premises or waste disposal practices or sites; the Company's liability to CITBC as maker or endorser on any promissory note or other instrument for the payment of money; the Company's liability to CITBC under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CITBC may make or issue to others for the Company's account, including any accommodation extended with respect to applications for Letters of Credit, CITBC's acceptance of drafts or CITBC's endorsement of notes or other instruments for the Company's account and benefit.

Other Collateral shall mean all now owned and hereafter acquired deposit accounts maintained with any bank or financial institutions (including, without limitation, all such accounts into which the proceeds of Inventory and/or other Collateral are deposited); all cash and other monies and property in the possession or control of CITBC; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon, and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of CITBC's present and future expenses incurred relative to this Financing Agreement, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, all reasonable costs and expenses incurred by CITBC in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on CITBC due to "insufficient funds" of deposited checks and CITBC's standard fee relating thereto, any amounts paid by CITBC, incurred by or charged to CITBC by the Issuing Bank under the Letter of Credit Guaranty or the Company's Reimbursement Agreement, Application for Letter of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and CITBC's standard fees relating to the Letters of Credit and any drafts thereunder, fees and taxes relative to the filing of financing statements and all expenses, costs and fees set forth in Section 9, Paragraph 3 of this Financing Agreement.

Permitted Encumbrances shall mean: i) liens existing on the date hereof on specific items of Equipment and listed on Schedule 1 hereto and other liens expressly permitted, or consented to, by CITBC; ii) Purchase Money Liens;
iii) Customarily Permitted Liens; iv) liens granted CITBC by the Company under this Financing Agreement; v) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of CITBC); and
vi) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings and which liens are not x) senior to the liens of CITBC or y) for taxes due the United States of America and which have been filed of record (i.e - federal taxes).

Permitted Indebtedness shall mean: i) current indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; ii) the indebtedness secured by the Purchase Money Liens; iii) Subordinated Debt;
iv) indebtedness arising under the Letters of Credit and this Financing Agreement; v) deferred taxes and other expenses incurred in the ordinary course of business; and vi) other indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to CITBC or otherwise disclosed to CITBC in writing.

Purchase Money Liens shall mean liens on and/or Capitalized Leases with respect to any item of Equipment acquired after the date of this Financing Agreement provided that i) each such lien shall attach only to the property to be acquired and ii) the debt incurred in connection with such acquisitions shall not exceed in the aggregate $5,000,000 in any fiscal year.

Real Estate shall mean the Company's fee and/or leasehold interests in the real property.

Retained Cash shall mean an amount of cash sufficient to provide the Company's retail stores with x) petty cash, consistent with the respective business practices of the Company and y) cash register coins and currency in an amount consistent with the Company's business practices.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Company by CITBC pursuant to Section 3 of this Financing Agreement.

Revolving Loan Account shall have the meaning specified in Section 3, Paragraph 6 hereof.

Subordinated Debt shall mean any debt due a Subordinating Creditor (and the note evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Company to CITBC (in form and substance satisfactory to CITBC).

Subordinating Creditor shall mean any party hereafter executing a Subordination Agreement.

Subordination Agreement shall mean the agreement among the Company, a Subordinating Creditor and CITBC pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Company's Obligations to CITBC (in form and substance satisfactory to CITBC).

Trade Accounts Receivable shall mean that portion of Accounts which arises from the sale of Inventory in the ordinary course of business.

Trademarks shall mean all present and hereafter acquired trademarks and/or trademark rights (together with the goodwill associated therewith) and all cash and non-cash proceeds thereof.

U.C.C. shall mean the Uniform Commercial Code as in effect from time to time in the state of New York.

SECTION 2.  Conditions Precedent

The obligation of CITBC to make the initial loans hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent:

     a) Lien Searches - CITBC shall have received tax, judgment and Uniform Commercial Code searches satisfactory to CITBC for all locations presently occupied or used by the Company.

     b) Casualty Insurance - The Company shall have delivered to CITBC evidence satisfactory to CITBC that casualty insurance policies listing CITBC as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 6, Paragraph 4 of this Financing Agreement.

     c) UCC Filings - Any documents (including without limitation, financing statements) required to be filed in order to create, in favor of CITBC, a first and exclusive perfected security interest in the Collateral with respect to which a security interest may be perfected by a filing under the U.C.C. shall have been properly filed in each office in each jurisdiction required in order to create in favor of CITBC a perfected lien on the Collateral. CITBC shall have received acknowledgment copies of all such filings (or, in lieu thereof, CITBC shall have received other evidence reasonably satisfactory to CITBC that all such filings have been made); and CITBC shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

     d) Opinion - Counsel for the Company shall have delivered to CITBC an opinion satisfactory to CITBC opining, inter alia, that, subject to the i) filing, priority and remedies provisions of the Uniform Commercial Code,
ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, iii) the equity powers of a court of law and iv) such other matters as may be agreed upon with CITBC: (a) this Financing Agreement, and (b) all other loan documents of the Company are x) valid, binding and enforceable according to their terms, y) are duly authorized and z) do not violate any terms, provisions, representations or covenants in the charter or by-laws of the Company or, to the best knowledge of such counsel, of any material loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Company is a signatory or by which the Company or its assets is bound.

     e) Additional Documents - The Company shall have executed and delivered to CITBC all loan documents necessary to consummate the lending arrangement contemplated herein between the Company and CITBC.

     f) Board Resolution - CITBC shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of (i) this Financing Agreement, and
(ii) any related loan documents executed in connection therewith, in each case certified by the Secretary or Assistant Secretary of the Company as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency and signature of the officers of the Company executing such agreements and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

     g) Corporate Organization - CITBC shall have received (i) a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of its incorporation, and (ii) a copy of the By-Laws (as amended through the date hereof) of the Company certified by the Secretary or Assistant Secretary thereof.

     h) Officer's Certificate - CITBC shall have received an executed Officer's Certificate of the Company, reasonably satisfactory in form and substance to CITBC, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof; (ii) the Company is in compliance in all material respects with all of the applicable terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

     i) Absence of Default - No Default, Event of Default or material adverse change in the financial condition, business, profits, operations or assets of the Company shall have occurred.

     j) Legal Restraints/Litigation - At the date of execution of this Financing Agreement, there shall be no x) litigation, investigation or proceeding (judicial or administrative) pending or to the best knowledge of the Company, threatened against the Company or its assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement, y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement or z) to the best knowledge of the Company, suit, action, investigation or proceeding (judicial or administrative) pending or threatened against the Company or its assets, which in case of clauses x), y) or z), in the opinion of CITBC, if adversely determined could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Company.

     k) Disbursement Authorization - The Company shall have delivered to CITBC all information necessary for CITBC to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to CITBC.

     l) Examination & Verification - CITBC shall have completed to the satisfaction of CITBC an examination and verification of the Accounts, Inventory, books and records of the Company which examination shall indicate that, after giving effect to all loans, advances and extensions of credit to be made on the Closing Date or the initial funding date, as applicable, the Company shall have an opening additional Availability of $10,000,000. It is understood that such requirement contemplates that all debts, obligations and payables of the Company are current.

     m) Cash Budget Projections - CITBC shall have received, reviewed and be satisfied with a 12 month cash budget projection prepared by the Company in the form provided by CITBC.

     n) Depository Accounts - The Company shall have established a system of bank accounts with respect to the collection of Accounts and the deposit of proceeds of Inventory as shall be acceptable to CITBC (in its reasonable business judgment) in all respects, within thirty (30) days of the Closing Date.

     o) Credit Card Letters - CITBC shall have received a Credit Card Letter executed by each remitter of credit card receipts, within thirty
(30) days of the Closing Date.

     p) Existing Revolving Credit Agreement - The Company's existing credit agreement with Chase Manhattan Bank, N.A. ("Chase") shall be (x) terminated and (y) all loans and obligations of the Company thereunder (other than reimbursement obligations in connection with letters of credit opened by Chase and outstanding on the Closing Date) shall be paid or satisfied in full.


Except as otherwise set forth herein, upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as the Company and CITBC shall otherwise agree herein or in a separate writing.

SECTION 3.  Revolving Loans

     1. CITBC agrees, subject to the terms and conditions of this Financing Agreement from time to time, and within x) the Availability and
y) the Line of Credit, but subject to CITBC's right to make "overadvances", to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans). Such loans and advances shall be in amounts up to the sum of the aggregate value of Eligible Inventory of the Company as determined at the lower of cost or market multiplied by the Inventory Advance Percentage. Each request shall constitute, unless otherwise disclosed in writing to CITBC, a representation and warranty by the Company that (i) after giving effect to the requested advance, no Default or Event of Default has occurred and (ii) such requested Revolving Loan is within the Line of Credit and Availability. All requests for loans and advances must be received by an officer of CITBC no later than 1:00 p.m., New York time, of the day on which such loans and advances are required. Should CITBC for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered "overadvances" and shall be made in CITBC's sole discretion, subject to any additional terms CITBC deems necessary.

     2. In furtherance of the continuing collateral assignment and security interest in the Collateral, the Company shall deliver to CITBC no later than three (3) Business Days after the end of each week (in such form and manner as CITBC may reasonably require) such written statements and schedules as CITBC may reasonably require designating, identifying or describing the Collateral, including but not limited to an inventory confirmation statement stating the aggregate amount of Eligible Inventory of the Company provided, however, that (x) in the event that at any time and from time to time there are no Revolving Loans or Letters of Credit outstanding hereunder such reports may be delivered every two (2) weeks, and (y) after the occurrence of an Event of Default CITBC may, upon notice to the Company, require more frequent reporting then set forth above. With respect to all such reports, the Company will provide to CITBC such additional information and material as CITBC may reasonably request to effectively evaluate the Collateral, including but not limited to the mix of the Inventory and such other information as CITBC may reasonably require to evaluate the Company's Accounts and Inventory, such as returns, claims, credits and allowances. Failure to provide CITBC with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein.

     3. The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by the Company in the ordinary course of its business; the goods and Inventory being sold and the Trade Accounts Receivable created are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices and/or other documentation evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business and with respect to which the Company has complied with the notification requirements of Paragraph 5 of this Section 3 relating to material disputes and other matters. Subject to paragraph 5 of Section 6 hereof, the Company confirms to CITBC that any and all taxes or fees relating to its business, its sales, the Accounts or goods relating thereto, are its sole responsibility and that same will be paid by the Company when due and that none of said taxes or fees represent a lien on or claim against the Accounts. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have a material adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts or other amounts representing the proceeds of the sale of Inventory due from customers residing in that state. The Company agrees to maintain such books and records regarding Accounts as CITBC may reasonably require.. All of the books and records of the Company will be available to CITBC at normal business hours, including any records handled or maintained for the Company by any other company or entity, provided that prior to the occurrence of a Default and/or Event of Default (other than a Default and/or Event of Default which is waived in writing by CITBC or cured to CITBC's reasonable satisfaction) hereunder CITBC shall give the Company reasonable prior notice thereof.

     4. Until CITBC has advised the Company to the contrary after the occurrence of an Event of Default (other than an Event of Default which is waived in writing by CITBC or cured to CITBC's reasonable satisfaction), the Company may and will enforce, collect and receive all amounts due and owing on the Accounts for CITBC's benefit and on CITBC's behalf, but at the Company's expense; such privilege shall terminate automatically upon the institution by or against the Company of any proceeding under any bankruptcy or insolvency law or, at the election of CITBC, upon the occurrence of any other Event of Default (other than an Event of Default which is waived in writing by CITBC or cured to CITBC's reasonable satisfaction) and until such Event of Default is waived in writing by CITBC or cured to CITBC's reasonable satisfaction. Except for Retained Cash, any checks, cash, notes or other instruments or property received by the Company with respect to any Accounts and/or representing the proceeds of the sale of Inventory shall be held by the Company in trust for CITBC, separate from the Company's own property and funds, and immediately turned over to CITBC with proper assignments or endorsements by deposit to the special depository accounts designated by CITBC for such purposes (the "Depository Accounts"). Pursuant to separate arrangements between CITBC and each institution at which a Depository Account is located, each such institution has agreed, or will agree, to remit the amount of such deposit to a concentration account owned by CITBC (the "Concentration Account").
In addition, the Company shall cause all amounts due it under credit card sales to be promptly remitted by the credit card companies to the Concentration Account. Until such time as it receives notice from CITBC hereunder to the contrary, the institution holding such Concentration Account will be instructed that when it is satisfied that such funds on deposit are "good funds" such institution will remit "good funds" to the Company's operating account which shall be an account (other than a pay-roll account) with a financial institution in the United States. Notwithstanding the foregoing or anything to the contrary contained herein or in any agreement with any institution holding the Concentration Account, immediately upon the occurrence of either of the following events: (x) the occurrence of a Default and/or Event of Default hereunder (other than an Event of Default which is waived in writing by CITBC or cured to CITBC's reasonable satisfaction) or (y) the Company's Availability (computed on the basis of all of the Company's debts, obligations and payables being current in accordance with the Company's usual business practices) hereunder being less than $5,000,000 for more than five (5) consecutive Business Days, CITBC may notify the institution holding the Concentration Account to remit all amounts then or thereafter on deposit in such account to CITBC to be applied by CITBC to the reduction of the Obligations in such order as CITBC may determine, all as more fully set forth in Paragraph 6 of this Section
3. All amounts received by CITBC in payment of Accounts and/or representing the proceeds of the sale of Inventory will be credited to the Company's account upon CITBC's receipt of "collected funds" at CITBC's bank account in New York, New York on the Business Day of receipt if received no later than 2:00 pm or on the next succeeding Business Day if received after 2:00 pm. No checks, drafts or other instrument received by CITBC shall constitute final payment to CITBC unless and until such instruments have actually been collected.

     5. The Company agrees to notify CITBC promptly of any matters materially affecting the value, enforceability or collectibility of any material Account and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. The Company agrees to issue credit memoranda promptly (with duplicates to CITBC upon request after the occurrence of an Event of Default other than an Event of Default which is waived in writing by CITBC or cured to CITBC's reasonable satisfaction) upon accepting returns or granting allowances, and may continue to do so until CITBC has notified the Company that an Event of Default has occurred. Upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC or cured to CITBC's reasonable satisfaction and on notice from CITBC, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with CITBC's name and held by the Company for CITBC's account as owner and assignee.

     6. CITBC shall maintain a separate account on its books in the Company's name (the "Revolving Loan Account") in which the Company will be charged with loans and advances made by CITBC to it or for its account, and with any other Obligations, including any and all reasonable costs, expenses and reasonable attorney's fees which CITBC may incur in connection with the exercise by or for CITBC of any of the rights or powers herein conferred upon CITBC, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CITBC in connection with this Financing Agreement or the Collateral assigned hereunder, or any Obligations owing to CITBC by the Company. Subject to the provisions of Paragraph 4 above, the Company will be credited with all amounts received by CITBC from the Company or from others for the Company's account, including, as above set forth, all amounts received by CITBC in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CITBC's right to demand payment of any Obligation. Further, it is understood that CITBC shall have no obligation whatsoever to perform in any respect any of the Company's contracts or obligations relating to the Accounts.

     7. After the end of each month, CITBC shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between CITBC and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CITBC unless CITBC receives a written statement of the exceptions within forty-five (45) days of the date of the monthly statement.

     8. In the event that the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds
(x) the maximum amount thereof available under Sections 3 and 4 hereof or
(y) the Line of Credit (herein the amount of any such excess shall be referred to as the "Excess") such Excess shall be due and payable to CITBC immediately upon CITBC's demand therefor.

SECTION 4.  Letters of Credit

     In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank to cover the importation of inventory, or other general corporate business purposes acceptable to CITBC in its reasonable business judgment, the Company has requested CITBC to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CITBC's credit to the Company and CITBC has agreed to do so. These arrangements shall be handled by CITBC subject to the terms and conditions set forth below.

     1. Within the Line of Credit and Availability, CITBC shall assist the Company in obtaining Letter(s) of Credit in an amount not to exceed the Letter of Credit Sub-Line in the aggregate outstanding at any one time. CITBC's assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in CITBC's sole discretion. It is understood that the form and purpose of each Letter of Credit must be acceptable to CITBC in its reasonable business judgment. Any and all outstanding Letters of Credit shall be treated as a Revolving Loan for Availability purposes. Notwithstanding anything herein to the contrary, upon the occurrence of a Default and/or Event of Default (other than a Default and/or Event of Default which has been waived in writing by CITBC or cured to CITBC's reasonable satisfaction), CITBC's assistance in connection with the Letter of Credit Guaranty shall be in CITBC's sole discretion unless such Default and/or Event of Default is cured to CITBC's satisfaction or waived by CITBC in writing.

     2. CITBC shall have the right, without notice to the Company, to charge the Company's Revolving Loan Account on CITBC's books with the amount of any and all indebtedness, liability or obligation of any kind incurred by CITBC under the Letters of Credit Guaranty at the earlier of a) payment by CITBC under the Letters of Credit Guaranty, or b) the occurrence of an Event of Default. Any amount charged to Company's Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 7, Paragraph 1 of this Financing Agreement.

     3. The Company unconditionally indemnifies CITBC and holds CITBC harmless from any and all loss, claim or liability incurred by CITBC arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company's account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CITBC under the Letters of Credit Guaranty. The Company further agrees to hold CITBC harmless from any errors or omission, negligence or misconduct by the Issuing Bank. The Company's unconditional obligation to CITBC hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of CITBC's gross negligence or willful misconduct. The Company agrees that any charges incurred by CITBC for the Company account by the Issuing Bank shall be conclusive on CITBC and may be charged to the Company's account.

     4. CITBC shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Company. Furthermore, without being limited by the foregoing, CITBC shall not be responsible for any act or omission with respect to or in connection with any Collateral covered by a Letter of Credit opened with CITBC's assistance hereunder.

     5. The Company agrees that any action taken by CITBC, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Company and shall not put CITBC in any resulting liability to the Company unless such liability arises directly out of the gross negligence or willful misconduct of CITBC. In furtherance thereof, upon the occurrence of an Event of Default, CITBC shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CITBC's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CITBC, all without any notice to or any consent from the Company. The Company confirms and agrees that CITBC shall have no obligation to act upon any request by the Company hereunder with respect to: (x) amending any Letter of Credit, (y) waiving or resolving any questions of non-compliance of documents thereunder, or (z) accepting or rejecting any documents or goods thereunder, unless such requests are in writing.

     6. Without CITBC's express consent and endorsement in writing, the Company agrees: a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by CITBC, not to i) clear and resolve any questions of non-compliance of documents, or ii) give any instructions as to acceptances or rejection of any documents or goods.

     7. The Company agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all applicable foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with in all material respects; and any certificates in that regard that CITBC may at any time reasonably request will be promptly furnished. In this connection, the Company warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations.
The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or, if applicable, foreign taxes, duties, or levies with respect to such Letters of Credit or the goods subject thereto. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company's risk, liability and responsibility.

     8. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CITBC shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CITBC and apply in all respects to CITBC and shall be in addition to any rights, remedies, duties or obligations contained herein.

     9. Nothing contained herein shall affect, modify, release or diminish any right with the Company may have against the Issuing Bank with respect to any Letter of Credit opened with CITBC's assistance hereunder.

SECTION 5.  Collateral

     1. As security for the prompt payment in full of all Revolving Loans made and to be made to the Company from time to time by CITBC pursuant hereto, as well as to secure the payment in full of the other Obligations, the Company hereby pledges and grants to CITBC a continuing general lien upon and security interest in all of its right, title and interest in, to and under, all of its:

     (a) present and hereafter acquired Inventory;

     (b) present and future Accounts;

     (c) present and future Documents of Title; and

     (d) present and future Other Collateral.

     2. The security interests granted hereunder shall extend and attach to:

     (a) All Collateral which is presently in existence and which is owned by the Company or in which the Company has any ownership interest, whether held by the Company or others for its account; and

     (b) All Inventory and any portion thereof which may be (i) returned and/or rejected by the Company's customers, or (ii) reclaimed and/or repossessed by either CITBC or the Company from the Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

     3. Subject to the terms hereof, the Company agrees to safeguard, protect and hold all Inventory for CITBC's account and make no disposition thereof except in the regular course of the business of the Company. Until CITBC has given the Company notice to the contrary, as provided for below, any Inventory may be sold and shipped by the Company to its customers in the ordinary course of the Company's business, on open account and on terms consistent with the terms heretofore extended by the Company to its customers, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to CITBC in accordance with Section 3, Paragraph 4 of this Financing Agreement. CITBC shall have the right to withdraw this permission at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC or cured to CITBC's satisfaction, in which event no further disposition shall be made of the Inventory by the Company without CITBC's prior written approval. Sales of Inventory in which a lien upon, or security interest in, such Inventory is retained by the Company shall be made by the Company only with the approval of CITBC, and the proceeds of such sales or sales of Inventory for cash shall not be commingled with the Company's other property, but shall be segregated, held by the Company in trust for CITBC as CITBC's exclusive property, and shall be delivered immediately by the Company to CITBC in the identical form received by the Company by deposit to the Depository Accounts. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Company's Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition.
 As to any such sale, exchange or other disposition, CITBC shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

     4. The rights and security interests granted to CITBC hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the account maintained in the Company's name on the books of CITBC may from time to time be temporarily in a credit position, until the final payment in full to CITBC of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CITBC to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver be in writing and signed by CITBC. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

     5. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then CITBC shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CITBC shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CITBC's rights hereunder.

     6. Any reserves or balances to the credit of the Company and any other property or assets of the Company in the possession of CITBC may be held by CITBC as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein and any other lien or security interest CITBC may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations of the Company
hereunder.   CITBC may in its discretion charge any or all of the
Obligations to the Revolving Loan Account of the Company when due.

     7. The Company acknowledges and agrees that portions of the Inventory bear Trademarks and/or tradenames owned or used by the Company in its business and that the Company owns and/or uses certain other tradenames and trademarks (herein collectively the "Intellectual Property"). Therefore, it is hereby agreed that, the Company hereby grants to CITBC a limited royalty free license to use the Intellectual Property to sell or otherwise realize upon the Inventory after the occurrence of an Event of Default (other than an Event of Default which is waived in writing by CITBC or cured to CITBC's reasonable satisfaction). Such license shall be at no cost to CITBC, shall not be subject to any restrictions or limitation whatsoever and shall continue until terminated in accordance with the provisions hereof. In addition, such license shall be unaffected by any transfer of title to, or grant of a lien upon or security interest in, such Intellectual Property. The Company agrees that (x) it shall not sell, assign, transfer or encumber (herein "Transfer") such Intellectual Property without the prior written consent of CITBC (other than with respect to licensing arrangements entered into by the Company in the ordinary course of its business, provided that such licensing arrangements do not adversely affect CITBC's license and/or rights hereunder), (y) in the event that CITBC consents to any such Transfer, the Company shall make such Transfer explicitly subject to the license in favor of CITBC hereunder and (z) upon CITBC's reasonable request, it will execute any documents necessary to evidence, preserve and maintain such license on any applicable public records. Said license shall expire automatically upon termination of this Financing Agreement and the full, final and indefeasible payment of all Obligations of the Company to CITBC.

SECTION 6.  Representations, Warranties and Covenants

     1.  The Company hereby warrants and represents and/or covenants that:
 i) the fair value of the Company's assets exceeds the book value of the Company's liabilities; ii) the Company is generally able to pay its debts as they become due and payable; and iii) the Company does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. The Company further warrants and represents that Schedule 2 hereto correctly and completely sets forth the Company's chief executive office and all of the Company's Collateral locations; and except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; that, except for the Permitted Encumbrances, the Company is or will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; that the Company will at its expense forever warrant and, at CITBC's reasonable request, defend the same from any and all claims and demands of any other person other than the holders of Permitted Encumbrances; that the Company will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances.

     2. The Company agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as CITBC shall reasonably require. The Company agrees that CITBC or its agents may enter upon the Company's premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto, provided that prior to the occurrence of a Default and/or Event of Default (other than a Default and/or Event of Default which has been waived in writing by CITBC or cured to CITBC's reasonable satisfaction) CITBC shall give the Company reasonable prior notice thereof. The Company agrees to afford CITBC prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof, are known to CITBC and at which CITBC has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise CITBC promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to CITBC therein.

     3. The Company agrees to comply with the requirements of all applicable state and federal laws in order to grant to CITBC valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. CITBC is hereby authorized by the Company to file any financing statements covering the Collateral whether or not the Company's signature appears thereon. The Company agrees to do whatever CITBC may reasonably request, from time to time, by way of: filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with CITBC's custodians; keeping stock records in accordance with the Company's usual policy with respect thereto and consistent with its past practices; transferring proceeds of Collateral to CITBC's possession in accordance with the terms and provisions of this Financing Agreement; and performing such further acts as CITBC may reasonably require in order to effect the purposes of this Financing Agreement.

     4. The Company agrees to maintain insurance on the Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CITBC and consistent with industry practice for companies similarly situated. All policies covering the Inventory are in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as CITBC may reasonably require to fully protect CITBC's interest in the Inventory and to any payments to be made under such policies. Certificates of insurance together with true copies of such policies are to be delivered to CITBC, premium prepaid, with the loss payable endorsement in CITBC's favor, and shall provide for not less than thirty (30) days prior written notice to CITBC of the exercise of any right of cancellation. At the Company's request, or if the Company fails to maintain such insurance, CITBC may arrange for such insurance, but at the Company's expense and without any responsibility on CITBC's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived or cured to CITBC's satisfaction, CITBC shall have the sole right, in the name of CITBC or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. In the event of any loss or damage to any Inventory by fire or other casualty, insurance proceeds relating to such Inventory shall be applied to the Company's Revolving Loan Account.

     5. The Company agrees to pay, when due, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Company or the Collateral and if such taxes remain unpaid after the date fixed for the payment thereof (unless such taxes constitute Permitted Encumbrances hereunder), which taxes in CITBC's reasonable opinion might create a valid obligation having priority over the rights granted to CITBC herein, CITBC may upon concurrent notice to the Company, on the Company's behalf, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due to CITBC on demand.

     6. The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Company or to ownership or use of its property or business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the Company's business; provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CITBC's reasonable opinion, materially and adversely effect CITBC's rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Paragraph 6 if (i) the failure to comply with the requirements of this Paragraph 6 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach;
(iii) such failure is cured within thirty (30) days following the Company's receipt of written notice of such failure or such longer period so long as the Company is diligently pursuing such cure and is in compliance with all governmental orders with respect thereto. The Company hereby indemnifies CITBC and agrees to defend and hold CITBC harmless from and against any and all loss, damage, claim, liability, injury or expense which CITBC sustains or incurs (other than as a result of actions of CITBC) in connection with:
 any claim or expense asserted against CITBC as a result of any environmental pollution, hazardous material or environmental clean-up of the Company's real property resulting from the Company's ownership and/or use of such property or its operations; or any claim or expense which results from the Company's operations (including, but not limited to, the Company's off-site disposal practices) and the Company further agrees that this indemnification shall survive termination of this Financing Agreement as well as the payment of all Obligations or amounts payable hereunder.

     7. Until termination of the Financing Agreement and payment and satisfaction of all
Obligations due hereunder, the Company agrees that, unless CITBC shall have otherwise consented in writing, the Company will furnish to CITBC, within ninety (90) days after the end of each fiscal year of the Company, an audited Consolidated Balance Sheet and an audited Consolidating Balance Sheet as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Company and its subsidiaries (if any) for such year, audited by independent public accountants selected by the Company and reasonably satisfactory to CITBC; within sixty (60) days after the end of each fiscal quarter a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus the Company and its subsidiaries (if any) certified by an authorized financial or accounting officer of the Company; and within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and its subsidiaries (if any) period, certified by an authorized financial or accounting officer of the Company; and from time to time, such further information regarding the business affairs and financial condition of the Company and/or its subsidiaries if any as CITBC may reasonably request, including without limitation (a) the accountant's management practice letter, (b) annual cash flow projections in form reasonably satisfactory to CITBC and (c) copies of all (i) annual and/or quarterly filings (if any) which the Company is required to make with the Securities Exchange Commission and (ii) financial or other reports distributed by the Company to its stockholders. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer's certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (i) the financial statement(s) fairly and accurately represent(s) the Company's financial condition at the end of the particular accounting period, as well as the Company's operating results during such accounting period, subject to year-end audit adjustments; and (ii) during the particular accounting period: (x) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default (other than a Default and/or Event of Default which has been waived in writing by CITBC or cured to CITBC's reasonable satisfaction), has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; and (y) the Company has not received any notice of cancellation with respect to its property insurance policies.

     8. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, without the prior written consent of CITBC, except as otherwise herein provided, the Company will not:

     A. 	Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

B.  Incur or create any Indebtedness other than the Permitted
Indebtedness;

     C. 	Borrow any money on the security of the Company's Collateral from sources other than CITBC;

     D. 	Sell, lease, assign, transfer or otherwise dispose of i)
Collateral, except as otherwise specifically permitted by this Financing Agreement, or ii) either all or substantially all of the Company's assets, which do not constitute Collateral;

     E. 	Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, except that the Company may change its corporate name or address; provided that (x) the Company shall give CITBC thirty (30) days prior written notice thereof and (y) the Company shall execute and deliver prior to or simultaneously with any such action any and all documents and agreements reasonably requested by CITBC (including, without limitation, any and all U.C.C. financing statements) to confirm the continuation and preservation of all security interests and liens granted to CITBC hereunder;

     F. 	Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) guaranty obligations of the Company with respect to lease obligations existing on the date hereof and arising under or in connection with the Company's lease arrangements with respect to the premises located at 2183 Ralph Avenue, Brooklyn, NY;

     G. 	Declare or pay any dividend of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that (a) the Company may to redeem the capital stock owned by its retired, deceased or terminated officers or shareholders which it is contractually obligated to redeem, provided that in no event shall the amount of such redemptions exceed $250,000.00 in the aggregate in any fiscal year and (b) the Company may pay dividends with respect to any fiscal year provided that after giving effect to the payment of any such dividends there shall be no outstanding balance of Revolving Loans; and further provided that with respect to any such payment or redemption under this Paragraph G, after giving effect to such payment or redemption, no Default and/or Event of Default has occurred or would occur hereunder; or

     H.	Make any advance or loan to, or any investment in, any firm, entity, person or corporation, except (x) loans and/or advances to employees not to exceed $750,000 in the aggregate outstanding at any time and (y) loans and/or advances made in connection with the opening of new stores, provided that such loans and advances do not exceed $500,000 for any new store or $2,500,000 in the aggregate at any time for all such new stores.

     9. The Company agrees to advise CITBC in writing of: a) all expenditures (actual or anticipated) in excess of $300,000.00 for x) environmental clean-up, y) environmental compliance or z) environmental testing and the anticipated impact of said expenses on the Company's working capital; and b) any written notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (actual or potential) stemming from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CITBC with copies of all such written notices if so required.

     10. Without the prior written consent of CITBC, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any subsidiary or affiliate of the Company other than transactions arising in the ordinary course of the Company's business which are on terms no less favorable to the Company than it would obtain in an arms length transaction with an unrelated third party, provided that such transactions are not otherwise prohibited by Paragraph 8 of this Section 6 of this Financing Agreement.

     11. The Company shall conduct or cause to be conducted, not less than once in any fiscal year, an actual physical count of their Inventory and upon the occurrence of a Default or an Event of Default, more frequently upon the request of CITBC.

     12. The Company shall advise CITBC of any decision to open or close any of its stores not less than thirty (30) calendar days prior to actual closing and/or opening of any store.

     13. The Company shall remit any and all sales taxes when due to the appropriate sales tax authorities when any such remittances are due and payable, provided, however, that such remittances need not be made on or before such due date if: i) such sales taxes are being diligently contested by the Company in good faith and by appropriate proceedings; ii) the Company establishes such reserves as may be required by GAAP and iii) the failure to remit such sales taxes does not create a lien in favor of such sales tax authorities, or impose upon CITBC any obligation to segregate proceeds.

SECTION 7.  Interest, Fees and Expenses

     1. Interest on the Revolving Loans shall be payable monthly as of the end of each month and shall be an amount equal to (a) the Chase Bank Rate per annum on the average of the net balances owing by the Company to CITBC in the Company's Revolving Loan Account at the close of each day during such month on balances other than Libor Loans and (b) (i) in the event the average daily loan balance for any such month is less than $7,500,000, two and one quarter percent (2 1/4%) and (ii) in the event the average daily loan balance for such month is $7,500,000 or more two and one-half percent (2 1/2%), plus in each case the applicable Libor on any Libor Loan, on a per annum basis, on the average of the net balances of Libor Loans owing by the Company to CITBC in the Company's Revolving Loan Account at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate under clause (a) above shall change, as of the first of the month following any change, so as to remain equal to the Chase Bank Rate. The rate hereunder shall be calculated based on a 365-day year. CITBC shall be entitled to charge the Company's Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

     2. The Company may elect to use Libor as to any other outstanding Revolving Loans provided A) there is then no Default or Event of Default,
B) the Company has so advised CITBC of its election to use Libor and the Libor Period selected no later than three (3) Business Days preceding the first day of a Libor Period and C) the election and Libor shall be effective, provided, there is then no Default or Event of Default, on the fourth Business Day following said notice. The Libor elections must be for $1,000,000 or whole multiples thereof and there shall be no more than three
(3) Libor Loans outstanding at one time. If no such election is timely made or can be made, or if the Libor rate cannot be determined, then CITBC shall use the Chase Bank Rate to compute interest. In addition, the Company shall pay to CITBC, upon the request of CITBC such amount or amounts as shall compensate CITBC for any loss, costs or expenses incurred by CITBC (as reasonably determined by CITBC) as a result of: (i) any payment or prepayment on a date other than the last day of a Libor Period for such Libor Loan, or (ii) any failure of the Company to borrow a Libor Loan on the date for such borrowing specified in the relevant notice; such compensation to include, without limitation, an amount equal to any loss or expense suffered by CITBC during the period from the date of receipt of such payment or prepayment or the date of such failure to borrow to the last day of such Libor Period if the rate of interest obtained by CITBC upon the reemployment of an amount of funds equal to the amount of such payment, prepayment or failure to borrow is less than the rate of interest applicable to such Libor Loan for such Libor Period, unless such loss or expenses arises solely from CITBC's gross negligence or willful misconduct.
 The determination by CITBC of the amount of any such loss or expense, when set forth in a written notice to the Company, containing CITBC calculations thereof in reasonable detail, shall be conclusive on the Company, in the absence of manifest error. Calculation of all amounts payable to CITBC under this paragraph 2 with regard to Libor Loans shall be made as though CITBC had actually funded the Libor Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such Libor Loans in an amount equal to the amount of the Libor Loans and having a maturity comparable to the relevant interest period provided, however, that CITBC may fund each of the Libor Loans in any manner CITBC sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph 2. In addition, notwithstanding anything to the contrary contained herein, CITBC shall apply all proceeds of Collateral, including the Accounts, and all other amounts received by it from or on behalf of the Company (i) initially to the Chase Bank Rate loans and (ii) subsequently to Libor Loans; provided, however, x) upon the occurrence of an Event of Default (other than an Event of Default which is waived in writing by CITBC or cured to CITBC's reasonable satisfaction) or y) in the event the aggregate amount of outstanding Libor Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, CITBC may apply all such amounts received by it to the payment of Obligations in such manner and in such order as CITBC may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are Libor Loans, such application shall be treated as a prepayment of such Libor Loans and CITBC shall be entitled to indemnification hereunder.

     3. In consideration of the Letter of Credit Guaranty of CITBC, the Company shall pay CITBC the Letter of Credit Guaranty Fee which shall be an amount equal to one percent (1%) per annum, payable monthly, on the face amount of each Letter of Credit less the amount of any and all amounts previously drawn under the Letter of Credit.

     4. Any charges, fees, commissions, costs and expenses charged to CITBC for the Company's account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Financing Agreement or out of transactions relating thereto will be charged to the Company's account in full when charged to or paid by CITBC and when made by any such Issuing Bank shall be conclusive on CITBC.

     5.  The Company shall reimburse or pay CITBC, as the case may be, for:
 i) all Out-of-Pocket Expenses of CITBC and ii) any applicable
Documentation Fee.

     6. Upon the last Business Day of each month, commencing with the last day of the month in which this Financing Agreement is executed the Company shall pay CITBC the Line of Credit Fee, provided that in the event that this Financing Agreement is signed on a day other than the first day of a month, such Line of Credit Fee shall be pro-rated for the initial month based upon the actual number of days that this Financing Agreement is in effect in such initial month.

     7. Upon the date hereof and on such annual anniversary hereof the Company shall pay to CITBC the Collateral Management Fee, which shall be fully earned and not refundable or rebateable when due. Such fee shall be equal to (i) $35,000 with respect to the fee due on the date hereof and
(ii) $15,000 with respect to the amount due on each annual anniversary of the date hereof.

     8. The Company shall pay CITBC's standard charges for, and the reasonable fees and expenses of, the CITBC personnel used by CITBC for reviewing the books and records of the Company and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral provided, however, that the foregoing shall not be payable until the occurrence of an Event of Default (other than an Event of Default which has been waived in writing by CITBC or cured to CITBC's reasonable satisfaction) if the Company is paying a Collateral Management Fee.

     9. The Company hereby authorizes CITBC to charge the Company's Revolving Loan Account with CITBC with the amount of all payments due under this Section 7 as such payments become due. The Company confirms that any charges which CITBC may so make to the Company's account under this Section 7 will be made as an accommodation to the Company and solely at CITBC's reasonable discretion.

SECTION 8.  Powers

     Subject to the following paragraph of this Section 8, the Company hereby constitutes CITBC or any person or agent CITBC may designate as its attorney-in-fact, at the Company's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Company's Obligations to CITBC have been paid in full:

     (a) To receive, take, endorse, sign, assign and deliver, all in the name of CITBC or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

     (b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CITBC may designate;

     (c) To request from customers indebted on Accounts at any time, in the name of CITBC or the Company or that of CITBC's designee, information concerning the amounts owing on the Accounts;

     (d) To transmit to customers indebted on Accounts notice of CITBC's interest therein and to notify customers indebted on Accounts to make payment directly to CITBC for the Company's account; and

     (e) To take or bring, in the name of CITBC or the Company, all steps, actions, suits or proceedings deemed by CITBC necessary or desirable to enforce or effect collection of the Accounts.

     Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC or cured to CITBC's satisfaction. In addition, the powers set forth in (c) above will only be exercised in the name of the Company or a certified public accountant designated by CITBC prior to the occurrence of such Event of Default.


SECTION 9.  Events of Default and Remedies

     1. Notwithstanding anything hereinabove to the contrary, CITBC may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

     a)	cessation of the business of the Company or the calling of a meeting of the creditors of the Company for purposes of compromising the debts and obligations of the Company;

     b)	the failure of the Company to generally meet debts as they
mature;

     c)	the commencement by or against the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, provided that in the event of any involuntary proceeding commenced against the Company such proceeding is not dismissed or discharged within forty-five (45) days after commencement thereof;

     d)	breach by the Company of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph e below) or in any other written agreement between the Company or CITBC, provided that such breach by the Company of any of the warranties, representations or covenants referred in this clause d shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to CITBC's satisfaction for a period of twenty (20) days from the date of such breach;

     e)	breach by the Company of any warranty, representation or covenant of Section 3, Paragraphs 3 (other than the third sentence of paragraph 3) and 4; Section 5, Paragraph 3; Section 6, Paragraphs 1,4,5, and 7 through 13;

     f)	failure of the Company to pay any of the Obligations
within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CITBC from charging such amounts to the Company's Revolving Loan Account on the due date thereof;

     g)	the Company shall i) engage in any "prohibited transaction" as defined in ERISA, ii) have any "accumulated funding deficiency" as defined in ERISA, iii) have any Reportable Event as defined in ERISA, iv) terminate any Plan, as defined in ERISA or v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA, and with respect to this sub-paragraph (g) such event or condition x) remains uncured for a period of forty-five (45) days from date of occurrence and y) could, in the reasonable opinion of CITBC, subject the Company to any tax, penalty or other liability materially adverse to the business, operations or financial condition of the Company;

     h)	without the prior written consent of CITBC, the Company shall x)
amend or modify the Subordinated Debt, or y) make any payment on account of the Subordinated Debt, in each case except as permitted in the Subordination Agreement; or

     i)	the occurrence of any default (after giving effect to any
applicable grace or cure periods) or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing (x) Subordinated Debt or (y) any other Indebtedness of the Company having a principal amount in excess of $500,000.

     2. Upon the occurrence of a Default and/or an Event of Default (other than a Default and/or Event of Default which has been waived in writing by CITBC or cured to CITBC's reasonable satisfaction), at the option of CITBC, all loans, advances and extensions of credit provided for in Sections 3 and 4 of this Financing Agreement shall be thereafter in CITBC's sole discretion and the obligation of CITBC to make Revolving Loans and/or open Letters of Credit shall cease unless such Default or Event of Default is waived in writing by CITBC or cured to CITBC's satisfaction, and at the option of CITBC upon the occurrence of an Event of Default (other than a Default and/or Event of Default which has been waived in writing by CITBC or cured to CITBC's reasonable satisfaction): i) all Obligations shall become immediately due and payable; ii) CITBC may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 7 of this Financing Agreement provided that with respect to this clause "ii)" a) CITBC has given the Company written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the Event listed in paragraph 1(c) of this Section 9 and b) the Company has failed to cure the Event of Default within ten (10) days after x) in the case of all Events of Default other than the Event of Default listed in Paragraph 1(c) of this Section 9, CITBC deposited such notice in the United States mail or y) the occurrence of the Event of Default listed in paragraph 1(c) of this Section 9; and iii) CITBC may immediately terminate this Financing Agreement upon notice to the Company, provided, however, that no notice of termination is required if the Event of Default is the Event listed in paragraph 1(c) of this Section 9. The exercise of any option is not exclusive of any other option which may be exercised at any time by CITBC.

     3. Immediately upon the occurrence of any Event of Default, CITBC may to the extent permitted by law: (a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CITBC may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be reasonably necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CITBC, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CITBC; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CITBC's sole option and discretion, and CITBC may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same and
(e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CITBC shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Company or CITBC, or in the name of such other party as CITBC may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as CITBC in its sole discretion may deem advisable, and CITBC shall have the right to purchase at any such sale. If any Collateral shall require rebuilding, repairing, maintenance or preparation, CITBC shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the collateral in such saleable form as CITBC shall deem appropriate. The Company agrees, at the request of CITBC, to assemble the Collateral in the best way possible and to make it available to CITBC at premises of the Company where such Collateral is located and to make available to CITBC the premises and facilities of the Company for the purpose of CITBC's taking possession of, removing or putting the Collateral in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CITBC's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by CITBC to the payment of the Company's Obligations, whether due or to become due, in such order as CITBC may elect, and the Company shall remain liable to CITBC for any deficiencies, and CITBC in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

SECTION 10. Termination

     Except as otherwise permitted herein, the Company or CITBC may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Anniversary Date and then only by giving the other at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CITBC may terminate the Financing Agreement immediately upon the occurrence of an Event of Default (other than an Event of Default which has been waived in writing by CITBC or cured to CITBC's reasonable satisfaction), provided, however, that if the Event of Default is an event listed in paragraph 1(c) of Section 9 of this Financing Agreement, CITBC may regard the Financing Agreement as terminated and notice to that effect is not required. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. Notwithstanding the foregoing, the Company may terminate this Financing Agreement and the Line of Credit prior to any applicable Anniversary Date upon sixty (60) days' prior written notice to CITBC, provided that the Company pays to CITBC immediately on demand, an Early Termination Fee, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 9 hereof and, pending a final accounting, CITBC may withhold such balances in the Company's account as CITBC in its reasonable business judgment deems necessary (unless supplied with an indemnity satisfactory to CITBC) to cover all of the Company's Obligations, whether absolute or contingent.
All of CITBC's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 11.  Miscellaneous

     1. The Company hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of CITBC or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by CITBC of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

     2. This Financing Agreement and the documents executed and delivered in connection therewith constitute the entire agreement between the Company and CITBC; supersede any prior agreements; can be changed only by a writing signed by both the Company and CITBC; and shall bind and benefit the Company and CITBC and their respective successors and assigns.

     3. In no event shall the Company, upon demand by CITBC for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CITBC shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CITBC ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as any other payment under Section 3, Paragraph 4 hereof; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof and of any other agreement made in connection herewith.

     4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

     5. THE COMPANY AND CITBC EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

     6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by telegram or telex, or three days after deposit in the United States mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

     (A) if to CITBC, at:

          The CIT Group/Business Credit, Inc.
          1211 Avenue of the Americas
          New York, NY 10036
          Attn: Robert Smith, Senior Vice President and Regional Manager Fax No.: (212) 536-1295

(B) if to the Company at:

          Noodle Kidoodle, Inc.
          6801 Jericho Turnpike
          Syosset, NY 11791
          Attn: Kenneth S. Betuker, Chief Financial Officer
          Fax No.: (516) 677-0514

or to such other address as any party may designate for itself by like notice.

7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Financing
Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above. This Financing Agreement shall take effect as of the date set forth above after being accepted below by an officer of CITBC after which, CITBC shall forward to the Company a fully executed original for its files.

                                   Very truly yours,

                                   THE CIT GROUP/BUSINESS
                                   CREDIT, INC.


                                   By/s/ Eric Miller
                                   Vice President

Read and Agreed to:

NOODLE KIDOODLE, INC.


By/s/ Kenneth S. Betuker
  Title:Vice President,Chief financila Officer


                    Executed and Accepted at
                    New York, New York

                    THE CIT GROUP/BUSINESS
                    CREDIT, INC.



                    By /s/Eric Miller
                           		Vice President

                     EXHIBIT A - FORM OF CREDIT CARD LETTER


                                                          , 199

[Bank Name
and Address]

Attn:

Dear Sirs:

Per this letter, please be advised that
(the "Company") is entering into a new financing arrangement with The CIT Group/Business Credit, Inc. ("CITBC"), on or about the date hereof. We have advised CITBC that you are our remitter for all MasterCard, Visa, Discover and American Express credit card receipts. The Company and CITBC wish to confirm the remittance bank for all credit card remittances going forward after the date hereof.

We request that you transfer, in Federal Funds or ACH, all credit card remittances to:

Bank:
ABA No.:
Reference:       For the account of
Account:

Unless otherwise notified in writing by both an officer of the Company and of CITBC, you cannot redirect the credit card remittance to any bank account other than the account listed above.

Please acknowledge receipt of this letter and your confirmation and agreement with its provisions by signing and returning the enclosed copy to my attention for further transmittal to CITBC.

                              Sincerely,

                              [COMPANY]


                              By:
                              Title: Chief Financial Officer

Acknowledged and Agreed to as of
this       day of                       , 199

[BANK NAME]


By:
Title:

Acknowledged this            day
of                          , 199

THE CIT GROUP/BUSINESS
CREDIT, INC.


By:
Title:

                                          Schedule 1 - Existing Liens


                                    Secured           Filing           Filing
Location          Debtor            Party             Num.             Date     Collateral

105 Price Pkwy.   Noodle Kidoodle,  Monroe Systems    94-17512         11/8/94   Copier
Farmingdale, NY   Inc. (f/k/a       Processing
11735             Greenman
                  Bros, Inc.)


35 Engel St.      Noodle Kidoodle,  General Electric  orig #0044370    5/14/73   Lamps
Hicksville, NY    Inc. (f/k/a       Co.               cont #164575
11801             Greenman                            amend #065423
                  Bros, Inc.,                         cont. #060617
                  (f/k/a Hudson-                      cont. #010041
                  Berlind Corp.))                     amend. #248897
                                                      cont. #600348

105 Price Pkwy.   Noodle Kidoodle,   Crown Credit     062764           3/31/94    Truck,
Farmingdale, NY   Inc. (f/k/a        Company                                      Batter-
11735             Greenman                                                        ies &
                  Bros, Inc.)                                                     Chargers


105 Price Pkwy.   Noodle Kidoodle,   Monroe Systems   227167           11/7/94    Copier
Farmingdale, NY   Inc. (f/k/a        Processing
11735             Greenman
                  Bros, Inc.)


       Schedule 2 - Collateral Locations and Chief Executive Office


Chief Executive Office


6801 Jericho Turnpike
Syosset, New York 11791


Collateral Locations

Connecticut

Store #513
432 Buckland Hills Drive
Manchester, CT  06040

Store #521
595 Connecticut Avenue
Norwalk, CT  06854


Illinois

Store #520
Northpoint Shopping Center
330 East Rand Road
Arlington Heights, IL  60004

Store #523
1276 Fox Valley Center Drive
Aurora, IL  60504

Store #522
620 Stratford Square Mall
2nd Level
Bloomingdale, IL  60108

Store #512
2163 North Clybourn
Chicago, IL  60614

Store #519
Rivertree Court Shopping Center
701 N. Milwaukee Avenue
Vernon Hills, IL  60061


                                -38-
<PAGE.
Store #515
Edens Plaza
3232 Lake Avenue
Wilmette, IL  60091

Store #511
1001 West 75th Street
Woodbridge, IL  60517


Massachusetts

Store #534
250 Granite Street
Braintree, MA  02184

Store #529
Burlington Gateway
51 Middlesex Turnpike
Burlington, MA  01803

Store #535
Sherwood Plaza
1324 Worcester Street
(Route 9)
Natick, MA  01760


Michigan

Store #525
17704 West 13 Mile
& Southfield Road
Beverly Hills, MI  48025

Store #530
31385 Orchard Lake Road
Farmington Hills, MI  48334

Store #533
1336 South Rochester Road
Rochester Hills, MI  48307

New Jersey

Store #516
Freehold Raceway Mall
3710 Route 9
Freehold, NJ  07728

Store #505
Circle Plaza Mall
464 Route 10
Livingston, NJ  07039

Store #504
The Fashion Center
Route 17N at Ridgewood Avenue
Paramus, NJ  07652

Store #527
332 East Route 4
Paramus, NJ  07652

Store #503
Brentwood Plaza Shopping Center
1655 Route 23 South
Wayne, NJ  07470

Distribution Center
224 Stockton Street
Phillipsburg, NJ  08865


New York

Sore #517
Crossgates Mall
One Crossgates Mall Road
Albany, NY  12203

Store #507
4097 East Jericho Turnpike
East Northport, NY  11731

Store #518
Roosevelt Field Mall
Old Country Road
Garden City, NY  11530
(Lower Level)

Store #501
90-6 Northern Boulevard
Greenvale, NY  11548

Store #531
112 East 86th Street
New York, NY  10028

Store #510
479 Sunrise Mall
Massapequa, NY  11758

Store #532
2335 New Hyde Park Road
New Hyde Park, NY  11040

Store #502
Caldor Shopping Center
3644 Longbeach Road
Oceanside, NY  11572

Store #509
The Plainview Centre
343 South Oyster Bay Road
Plainview, NY  11803

Store #514
Hylan Commons
2530 Hylan Boulevard
Staten Island, NY  10306

Store #524
Carousel Center
9506 Csrousel Center Drive
Syracuse, NY  13290-9501

Store #526
172 Eastview Mall
7979 Victor-Pittsford Road
Victor, NY  14564